Calculation of Performance Information for Advertisement of Performance


I        Money Market Type Sub-account - Current and Effective Yield

This Registration Statement includes, in the Prospectus, current and effective yields for a money market type Sub-account in which Units were held during the seven day period ending December 31, 1994.

The Unit Values used to show the current and effective yields for the Wells Fargo Money Market Sub-account were:

Beginning of the period: 10.167517
End of the period:       10.175956

II.      Other Types of Sub-accounts - Total Return

This Registration Statement includes, in the Statement of Additional Information, Total Return figures for the Sub-accounts (other than money market type Sub-accounts) shown. Both "standard" and "non-standard" figures were provided for the periods 1 year, 3 year, 5 year and inception-to-date for those Sub-accounts which were available prior to 1995 pursuant to a different offer made by the Registrant pursuant to a different prospectus. However, the calculation of the Total Return figures shown uses the charges applicable to the annuities offered pursuant to this Registration Statement. A description of how such values were calculated is provided below for all of the figures.

The Registrant expects to currently use 1 year, 3 year, 5 year and inception-to-date figures. As Sub-accounts age, 10 year figures will be added. The inception-to-date figures shown in the Statement of Additional Information use December 31, 1994 as the end of the measuring period.

The formula for calculating standard and non-standard total return for each period was as follows:

A.       Standard Total Return - 1 Year

         Standard Total Return = (1 + x) - .07 - 1; where

                  x = Sub-account total return for the year 1994;

                  .07 represents  the  contingent  deferred sales charge during the first year subsequent to a Purchase Payment.

B.       Non-standard Total Return - 1 Year

         Non-standard Total Return = (1 + x) - 1; where x is defined as in A, above.

C.       Standard Total Return - 3 Year

         Standard Total Return = [(1 + x) - .06]1/3 - 1; where

                    x = Sub-account total return for the year 1994;

                    .06 represents the contingent deferred sales charge during the third year subsequent to a Purchase Payment.

D.       Non-standard Total Return - 3 Year

         Non-Standard Total Return = (1 + x)1/3 - 1; where x is defined as in C, above.



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E.       Standard Total Return - 5 Year

         Standard Total Return = [(1 + x) - .04]1/5 - 1; where

                    x = Sub-account total return for the year 1994;

                    .04 represents the contingent deferred sales charge during the fifth year subsequent to a Purchase Payment.

F.       Non-standard Total Return - 5 Year

         Non-standard Total Return = (1 + x)1/5 - 1; where x is defined as in E, above.

G.       Standard Total Return - Inception-to-date

         Standard Total Return = (1 + x) 365/N - CDSC - 1 if N is less than 365;

                                       or

                                [(1 + x) - CDSC] 365/N - 1 if N is greater than
                                       or equal to 365; where

               x = Sub-account total return from inception to December 31, 1994;

               N = Number of days from inception to December 31, 1994;

               CDSC = Contingent deferred sales charge applicable to such Annuity as of 12/31/94.

H.       Non-standard Total Return - Inception-to-date

         Non-standard Total Return = (1 + x) 365/N -1; where x and N are defined as in G, above.

The Total Return values shown in the Statement of Additional Information were based on the Unit Price of $10.00 on the date of inception of the Sub-account, and the Unit Prices on 12/31/94 as shown in section entitled "Condensed Financial Information" of the Prospectus.